Exhibit 99.1
[Letterhead of DMC]

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

PETER ROSE APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS

BOULDER, Colo. - November 17, 2016 - DMC Global (formerly “Dynamic Materials Corporation”) (Nasdaq: BOOM), today announced its board of directors has elected Peter Rose as an independent director.

Mr. Rose is a senior advisor to Blackstone, the world’s largest alternative asset manager. From 2007 to 2016, he was a senior managing director with Blackstone, and served as its global head of public affairs. Mr. Rose also spent 20 years with Goldman Sachs, where he was a managing director and held a variety of senior positions in government relations and media relations in Washington DC, New York and Hong Kong.

Mr. Rose currently is vice chairman of Sard Verbinnen, one of the leading strategic communications firms in the United States. From 1983 to 1987 he was chief of staff to Congressman Mike Synar (D-Okla) and a partner with the law firm of Williams and Jensen in Washington DC.

Gerard Munera, DMC’s chairman, said, “Peter’s extensive experience with world-leading financial, investment banking and strategic communications firms will prove extremely valuable to DMC’s board. We are pleased to welcome him as an independent director, and look forward to his perspectives and contributions as DMC pursues its global growth initiatives.”

Mr. Rose is a graduate of the George Washington University and the Yale Law School. He serves on the national board of the NAACP, where he also was on the search committee for its current CEO. He is married to Alicia Kershaw, CEO of GALLOP NYC, which provides therapeutic horsemanship to people with disabilities. They have three children and live in New York City.

About DMC Global
Based in Boulder, Colorado, DMC Global operates in two sectors: industrial infrastructure and oilfield products and services.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.  The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s website at: http://www.dmcglobal.com